Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement of Invesco Real Estate Income Trust Inc. on Form S-11 (File No. 333-254931) of our report dated March 3, 2022, which includes an emphasis of matter paragraph explaining that the statement of revenues and certain expenses was prepared for the purpose of complying with rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and it is not intended to be a complete presentation of Tempe Student Housing’s revenues and expenses, with respect to our audit of the statement of revenues and certain expenses of the property known as Tempe Student Housing for the year ended December 31, 2020, which report appears in Form 8-K/A of Invesco Real Estate Income Trust Inc., which was filed with the SEC on March 7, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 7, 2022